Exhibit 99.2

FOR IMMEDIATE RELEASE

MAY 4, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, Kate.Walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, Jill.McMillan@enlink.com

EnLink Midstream Announces Pricing of $500 Million of Senior Notes Due 2047

DALLAS, May 4, 2017 — EnLink Midstream Partners, LP (NYSE: ENLK) today announced the pricing of $500 million aggregate principal amount of its 5.450 percent senior notes due 2047 at a price to the public of 99.981 percent of their face value. The sale of the senior notes is expected to settle on May 11, 2017, subject to the satisfaction of customary closing conditions. EnLink intends to use the net proceeds of approximately $495.2 million from this offering to repay outstanding borrowings under its revolving credit facility and for general partnership purposes.

Barclays, Credit Suisse and Wells Fargo Securities are acting as representatives and joint book-running managers for the offering.  A copy of the preliminary prospectus supplement and base prospectus relating to the offering may be obtained from the following addresses:

Barclays Capital Inc.

1155 Long Island Avenue

Edgewood, NY 11717

Attn: Broadridge Financial Solutions

Toll-free Phone: 888-603-5847

Email: barclaysprospectus@broadridge.com

Credit Suisse Securities (USA) LLC

One Madison Avenue

New York, NY 10010

Attention: Prospectus Department

Toll-free Phone: 1-800-221-1037

Email: newyork.prospectus@credit-suisse.com

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attention: WFS Customer Service

Toll-free Phone: 1-800-645-3751

Email: wfscustomerservice@wellsfargo.com

You may also obtain these documents free of charge when they are available by visiting the Securities and Exchange Commission’s website at www.sec.gov.

The senior notes are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may be made only by means of the preliminary prospectus supplement and accompanying base prospectus.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements within the meaning of the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in EnLink Midstream’s filings with the Securities and Exchange Commission. EnLink Midstream has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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